Exhibit 99

STATEMENT BY MAXXAM REGARDING SETTLEMENT OF LAWSUIT

OAKLAND, Calif.-- MAXXAM Inc. announced today that a settlement has been reached with the plaintiffs in the federal and state qui tam litigation brought against the company and its Chairman, Charles Hurwitz.  There was no admission of liability by either defendant.

The qui tam actions arose out of acquisition of the Headwaters forest by the federal and state governments in 1999.  Under the terms of the settlement, the company has agreed to pay a total of $4.0 million to settle these matters.  This amount compares to the legal fees the company would have incurred in continuing to defend the litigation.

The settlement has also been approved by the federal district court in which the federal action was pending.  Subject to consent to the settlement by the federal and state governments, neither of which chose to join in the lawsuits, this settlement brings an end to these actions against MAXXAM and Mr. Hurwitz.

Since the Headwaters transaction closed in 1999, the federal and state governments have never questioned whether the transaction was proper.  The plaintiffs nevertheless sought to gain hundreds of millions of dollars over an alleged fraud that never occurred.  At the heart of the issue was a sustained yield plan that was created 10 years ago with full transparency.   The plan was examined, reviewed and critiqued again and again—and then approved by the applicable California state agency, including by one of the plaintiffs.  Moreover, the plan was made available for public review and comment.